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Morgan Stanley Reports Third Quarter Results

- Net Revenue of $6.9 Billion Is Highest Since Second Quarter 2000, with Record Revenues in Institutional Securities

- Income from Continuing Operations Up 36% at $1.2 Billion

- Net Income of $144 Million Includes a $1 Billion Loss on Discontinued Operations

NEW YORK, September 21, 2005 -- Morgan Stanley (NYSE: MWD) today reported net income of $144 million for the quarter ended August 31, 2005 - a decrease of 83 percent from the third quarter of 2004 and 84 percent from the second quarter of 2005. The annualized return on average common equity was 2.0 percent in the current quarter, compared with 12.3 percent in the third quarter of 2004 and 13.1 percent in the second quarter of 2005. Diluted earnings per share were $0.13 compared with $0.76 a year ago and $0.86 in the second quarter. Results for the third quarter of 2005 include an after-tax charge of approximately $1 billion for discontinued operations related to the planned sale of the Company’s aircraft financing business.

Income from continuing operations was $1,166 million for the quarter, an increase of 36 percent from the third quarter of 2004 and 25 percent from the second quarter of 2005. The annualized return on average common equity from continuing operations on a pro forma basis was 17.1 percent in the current quarter, compared with 13.3 percent in the third quarter of 2004 and 13.8 percent in the second quarter of 2005.1  Diluted earnings per share from continuing operations were $1.09 compared to $0.78 a year ago and $0.86 in the second quarter.

The results for the quarter also include compensation charges for senior management severance and new hires. These charges increased non-interest expenses by approximately $178 million, decreased diluted earnings per share by $0.12 and decreased annualized return on average common equity by 1.8 percentage points. These compensation charges were allocated to the business segments as follows: Institutional Securities, $109 million; Retail Brokerage, $31 million; Asset Management, $16 million; and Discover, $22 million. Excluding the effect of both the discontinued operations and the charges for senior management severance and new hires, quarterly earnings per share and annualized return on average common equity on a pro forma basis would be $1.21 and 18.9 percent, respectively. 2

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Net revenues (total revenues less interest expense and the provision for loan losses) of $6.9 billion were 29 percent higher than last year’s third quarter and 15 percent above this year’s second quarter. Non-interest expenses of $5.2 billion were 26 percent higher than a year ago and 12 percent above last quarter.

For the first nine months of 2005, net income was $2,474 million, diluted earnings per share were $2.29 and annualized return on equity was 11.6 percent. Net revenues of $19.8 billion were 8 percent higher than a year ago and non-interest expenses of $14.6 billion were up 11 percent. For the first nine months of 2005, income from continuing operations was $3,446 million, a 2 percent increase from $3,388 million a year ago. The annualized return on average common equity from continuing operations on a pro forma basis was 17.0 percent compared to 18.1 percent a year ago.1 Diluted earnings per share from continuing operations were $3.19 compared to $3.06 last year.

John J. Mack, Chairman and CEO, said, “Morgan Stanley achieved strong revenue growth this quarter, particularly across all aspects of our institutional securities business. Given the management changes and other distractions the Firm has faced over the past nine months, this impressive performance is a testament to the talent and commitment of our people and the fundamental strength of our franchise.

“Institutional securities achieved record revenues, with fixed income’s best third quarter ever and strong results in both equities and investment banking. We maintained our #1 position in M&A, we were #3 in global IPOs, and we were #5 in global debt and equity underwriting. In key businesses, like retail and asset management, we are bringing new leadership to help us build on their strong potential, and we are making necessary investments in infrastructure to support the business.

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“Even with this quarter’s strong performance, we believe there is substantial room for further improvement over time, both to grow the business and to improve profitability. Our goal for Morgan Stanley is to be a clear leader in delivering not only innovative services to our clients, but also superior returns to our shareholders. We already have moved quickly to enhance the leadership of key businesses, make critical strategic decisions and further strengthen the Board of Directors. We still have a great deal of work to do, but the franchise is fundamentally strong, and we are intensely focused on improving profit margins and growth within a robust risk and control environment, with the overriding goal of creating substantial long-term shareholder value.”

Key actions Morgan Stanley took over the past three months to improve performance include:

•
Leadership changes: The Company attracted James Gorman to lead retail, Gary Lynch as Chief Legal Officer, and Eileen Murray to lead technology and operations. It also assembled a new leadership team and organizational structure in institutional securities, and launched the search for new leadership in asset management.

•	Strategic decisions: The Company made the decision to retain Discover as a valuable asset of Morgan Stanley, and to sell its non-core aircraft financing business.
•	Strengthened governance: The Company added three new highly qualified directors to help ensure it has the strongest possible corporate governance.

INSTITUTIONAL SECURITIES
Institutional Securities posted income before taxes3  of $1,288 million, up 91 percent from the third quarter of 2004. Record net revenues of $4.2 billion were 51 percent higher, driven by near record results in the Company’s fixed income business and strong results in both its equities and investment banking businesses. The quarter’s pre-tax margin was 31 percent compared with 24 percent a year ago.
•	Advisory revenues were $388 million, up 25 percent from the third quarter of 2004, compared to a 30 percent increase in industry-wide completed M&A transaction volume.[4]
•
Underwriting revenues of $510 million rose 27 percent from last year’s third quarter. Fixed income underwriting revenues increased 54 percent from a year ago, relative to a 21 percent increase in industry-wide activity. Equity underwriting revenues were flat compared with a 35 percent increase in industry-wide activity.[4]

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•
For the calendar year-to-date, the Company ranked first in global announced M&A with a 30 percent market share, third in global IPOs with an 8 percent market share, fifth in global equity and equity-linked issuances with an 8 percent market share and fifth in global debt issuances with a 6 percent market share.[5]

•
Fixed income sales and trading net revenues were $2.0 billion, up 63 percent from the third quarter of 2004, and a record for a third quarter. The increase was broad-based and driven by strong performances in interest rate & currency products and credit products. Interest rate & currency products revenues reflected strong new deal activity and successful positioning in interest rate and foreign exchange and significantly higher revenues in emerging markets. Credit products revenues increased as a result of tightening credit spreads in corporate credit products and solid results in securitized and structured products. Commodities revenues were up primarily in electricity and natural gas.

•
Equity sales and trading net revenues were $1.3 billion, a 45 percent increase from a year ago and the highest total since the first quarter of 2001. The increase was driven by an improved performance in equity trading strategies and strong customer flows in the derivatives business. Revenues in the Company’s Prime Brokerage business continued at near record levels.

•	The Company’s aggregate average trading VaR was $78 million in the current quarter compared with $79 million in the third quarter of 2004 and $87 million in the second quarter of 2005.
•
Non-interest costs were $2.9 billion, a 37 percent increase from a year ago. Compensation expenses increased reflecting higher revenues and the costs noted above associated with senior management changes. Non-compensation expenses were higher primarily resulting from increased levels of business activity in the current quarter.

RETAIL BROKERAGE
Retail Brokerage reported pre-tax income of $30 million compared to $22 million in the third quarter of 2004. The modest increase in earnings resulted from higher revenues, partially offset by an increase in non-interest expenses. Non-compensation expenses for both periods were adversely affected by significant charges related to legal and regulatory matters. Charges in the current quarter primarily relate to alleged employment matters, but also include certain regulatory and branch litigation matters. The quarter's pre-tax margin was 2 percent, equal to a year ago.

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•
Net revenues of $1.3 billion were up 12 percent from a year ago. Asset management, distribution and administration fees increased 12 percent on higher client asset levels in fee-based accounts and commissions rose 9 percent on increased activity in equity products.

•
Non-interest expenses were up 11 percent from a year ago to $1.2 billion. Compensation expenses were up resulting from higher revenues and the costs noted above associated with senior management changes. Non-compensation expenses increased primarily because of higher costs associated with legal and regulatory matters.

•
Total client assets were $619 billion, a 7 percent increase from last year’s third quarter. Client assets in fee-based accounts rose 16 percent to $170 billion over the past twelve months and increased as a percentage of total client assets to 27 percent from 25 percent over the same period.

•	At quarter-end, the number of global representatives was 9,311 -- down 1,127 for the quarter and 1,474 over the past year, resulting largely from the previously announced sales force reduction.

ASSET MANAGEMENT
Asset Management reported pre-tax income of $162 million, 25 percent lower than last year's $217 million.  The quarter's pre-tax margin was 24 percent compared with 31 percent a year ago. Net revenues fell 2 percent to $679 million, reflecting lower Private Equity revenues, partially offset by an increase in revenues from higher average assets under management. Non-interest expenses increased 9 percent to $517 million. Excluding results from the Private Equity business, pre-tax income declined 1 percent over last year and the pre-tax margin was 22 percent compared to 24 percent a year ago. Assets under management were $428 billion, up $34 billion or 9 percent from the third quarter of last year. The increase over the past year resulted primarily from market appreciation.
•
Institutional assets were $227 billion, an increase of $27 billion from a year ago - reflecting market appreciation. Retail assets of $201 billion were $7 billion higher than a year ago. The increase resulted from market appreciation partly offset by customer out-flows.

•
Among full-service brokerage firms, the Company had the highest number of domestic funds (42) receiving one of Morningstar’s two highest ratings.[6]  In addition, the percent of the Company’s long-term fund assets performing in the top half of the Lipper rankings was 67 percent over one year, 59 percent over three years, 71 percent over five years and 81 percent over ten years.[7]

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DISCOVER
Discover posted pre-tax income of $239 million on a managed basis, down 28 percent from $330 million a year ago. Net revenues of $911 million were 3 percent higher than last year’s third quarter, reflecting a lower provision for loan losses and higher merchant, cardmember and other fees - partially offset by lower net interest income. Non-interest expenses were significantly higher primarily as a result of the costs noted above associated with senior management changes, and higher operating expenses resulting from the acquisition of PULSE, which was acquired during the first quarter of 2005. The quarter’s pre-tax margin was 26 percent compared with 37 percent a year ago.
•	Net sales volume increased 10 percent from last year to a record $22.4 billion.
•
At quarter end, managed credit card loans of $47.1 billion were equal to a year ago. Managed net interest income fell $87 million from a year ago, reflecting a tighter interest rate spread, which contracted 85 basis points to 7.95 percent, as the increase in yield was offset by higher cost of funds.

•
Managed merchant, cardmember and other fees were $532 million, up 7 percent from last year. The increase was primarily due to higher merchant discount and transaction processing revenues, partially offset by lower overlimit fees and higher cardmember rewards.

•
The managed credit card net charge-off rate for the third quarter was 5.12 percent, 64 basis points below a year ago. Improvement in the net charge-off rate was partially mitigated by increased bankruptcy charge-offs in advance of the effective date of new bankruptcy legislation.

•
The managed credit card over-30-day delinquency rate was 3.91 percent, a decrease of 90 basis points from the third quarter of 2004, and the managed credit card over-90-day delinquency rate was 1.80 percent, 42 basis points lower than a year ago.

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As of August 31, 2005, the Company repurchased approximately 46 million shares of its common stock since the end of fiscal 2004. The Company also announced that its Board of Directors declared a $0.27 quarterly dividend per common share. The dividend is payable on October 31, 2005, to common shareholders of record on October 14, 2005.

Total capital at August 31, 2005 was $118.4 billion, including $31.1 billion of common shareholders’ equity and junior subordinated debt issued to capital trusts. Book value per common share was $26.07, based on 1.1 billion shares outstanding.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

A financial summary follows. Additional financial, statistical and business-related information, as well as information regarding business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on-line at www.morganstanley.com

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(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1 and “Certain Factors Affecting Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2005 and May 31, 2005 and other items throughout the Form 10-K and Forms 10-Q.

1 Pro forma annualized return on average common equity from  continuing operations is computed assuming a 1.5 billion equity allocation for the Company's aircraft financing business for all periods through July 2005 and $0.4 billion for August 2005. The decrease in equity allocated to this business primarily reflects the decrease in asset value as a result of the charge referred to above.
2 Pro forma annualized return on average common equity caculated based on footnote 1 (noted above) and excludes $178 million of expense in the third quarter of 2005.
3 Represents income from continuing operations before losses from unconsolidated investees, taxes and cumulative effect of and accounting change.
4 Source: Thomson Financial -- for the periods: June 1, 2004 to August 31, 2004 and June 1, 2005 to August 31, 2005.
5 Source: Thomson Financial -- for the period January 1, to August 31, 2005.
6 Full-service brokerage firms include: Morgan Stanley, Merrill Lynch, Citigroup and Prudential. As of August 31, 2005.
7 For the one, three, five and ten year periods ending August 31, 2005.

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MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Aug 31, 2005	Aug 31, 2004	May 31, 2005	Aug 31, 2004	May 31, 2005	Aug 31, 2005	Aug 31, 2004	Change

Net revenues
Institutional Securities	$4,164	$2,765	$3,340	51%	25%	$11,519	$10,281	12%
Retail Brokerage	1,255	1,124	1,228	12%	2%	3,721	3,544	5%
Asset Management	679	692	642	(2%)	6%	2,017	2,024	--
Discover	911	884	888	3%	3%	2,758	2,653	4%
Intersegment Eliminations	(62)	(67)	(67)	7%	7%	(199)	(218)	9%
Consolidated net revenues	$6,947	$5,398	$6,031	29%	15%	$19,816	$18,284	8%

Income before taxes (1)
Institutional Securities	$1,288	$673	$813	91%	58%	$3,178	$3,173	--
Retail Brokerage	30	22	118	36%	(75%)	501	320	57%
Asset Management	162	217	175	(25%)	(7%)	624	596	5%
Discover	239	330	263	(28%)	(9%)	856	950	(10%)
Intersegment Eliminations	23	31	25	(26%)	(8%)	72	89	(19%)
Consolidated income before taxes	$1,742	$1,273	$1,394	37%	25%	$5,231	$5,128	2%

Earnings per basic share: (2)
Income from continuing operations	$1.12	$0.80	$0.88	40%	27%	$3.26	$3.13	4%
Discontinued operations	$(0.98)	$(0.02)	$-	*	*	$(0.97)	$(0.09)	*
Cumulative effect of accounting change (3)	$-	$-	$-	--	--	$0.05	$-	*
Earnings per basic share	$0.14	$0.78	$0.88	(82%)	(84%)	$2.34	$3.04	(23%)

Earnings per diluted share: (2)
Income from continuing operations	$1.09	$0.78	$0.86	40%	27%	$3.19	$3.06	4%
Discontinued operations	$(0.96)	$(0.02)	$-	*	*	$(0.95)	$(0.09)	*
Cumulative effect of accounting change (3)	$-	$-	$-	--	--	$0.05	$-	*
Earnings per diluted share	$0.13	$0.76	$0.86	(83%)	(85%)	$2.29	$2.97	(23%)

Average common shares outstanding
Basic	1,045,874,085	1,081,448,663	1,053,812,487			1,056,211,084	1,081,160,252
Diluted	1,072,033,275	1,105,546,130	1,079,811,172			1,080,279,276	1,107,494,887
Period end common shares outstanding	1,082,727,000	1,096,707,183	1,086,652,691			1,082,727,000	1,096,707,183

Return on common equity	2.0%	12.3%	13.1%			11.6%	16.6%

(1)	Represents consolidated income from continuing operations before losses from unconsolidated investees, taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change.
(2)	Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(3)	Represents the effects of the adoption of SFAS 123(R) in the first quarter of fiscal 2005.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

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